UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2010

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Torvec, Inc., a leader in advanced driveline products, announced today that it will introduce its revolutionary IsoTorque® Differential to the C5 and C6 Corvette and the 2010 Camaro aftermarket this coming fall. In order to promote and build interest in its aftermarket program, Torvec has partnered with race shop Phoenix Performance, Inc., to sponsor a car in the Sports Car Club of America (SCCA) racing series that features Torvec's IsoTorque Differential.

Over the weekend, legendary driver John Heinricy became a seven-time winner in the SCCA World Challenge racing series as he guided the Torvec-Phoenix Chevrolet Corvette C5 to back-to-back wins in the World Challenge series races on Canada's famed Mosport International Raceway circuit. The car was prepared by Phoenix Performance, Inc., of Phoenixville, Pa.

Heinricy attributed his winning weekend to Torvec's IsoTorque Differential keeping the tires underneath the car throughout the race. The IsoTorque is an evolution in differential design that allows for maximum traction without interfering with differentiation, resulting in improved performance, handling, and safety.

In 2009, the IsoTorque-equipped #35 Solstice won the SCCA National Championship. Torvec intends to do it again this year with the help of Phoenix Performance, which built the Corvette C5 with the advanced differential technology. Torvec will also draw on the expertise of Heinricy, who is a seven-time race winner in the SCCA World Challenge racing series, eleven time SCCA National Champion and known in the field as "The Heinrocket™."

"John Heinricy's name has always been synonymous with quality and performance," said Keith Gleasman, president, Torvec. "The winning combination of Heinricy, Torvec, and Phoenix makes this year's Corvette C5 a force to be reckoned with on the track, and will serve as an example of how high-performance vehicles can benefit from added stability and control that the IsoTorque Differential provides."

The Torvec-Phoenix Chevrolet Corvette C5, which was prepared for SCCA T-1 class racing, is part of The Torvec Racing Team. It will also compete in the new GTS category of the series, which Heinricy raced in 49 times between 1990 and 1995, winning five events adding two more victories this past weekend at Mosport Raceway.

"We've prepared the Corvette C5 with an IsoTorque Differential to optimize the degree of power reaching the wheels and reduce the amount of understeer and wheelspin," said Joe Aquilante, owner of Phoenix Performance. "The car will handle turns more smoothly than the rest of the pack with maximum control and speed."

Evaluations by four separate racing teams have all shown a reduction in lap times by one second with just installing the IsoTorque Differential. This is attributed to its fully patented gear design that, unlike competitive products, does not use complex and costly electronics. The IsoTorque Differential, which is good for the life of the vehicle, is currently being evaluated by several major OEM's, including General Motors, Ford, and Hyundai.

About Torvec
Torvec, Inc., is a publicly traded company that develops advanced automotive and related energy technologies that increase transportation safety, mobility, and fuel efficiency and reduce pollutants. Torvec's chief products and intellectual property include its Full Terrain Vehicle (FTV®), infinitely variable transmission, IsoTorque® Differential, hydraulic pump, and motor. For more information, please visit www.torvec.com.

About Phoenix Performance
Phoenix Performance, Inc., owned by Joe Aquilante, is based in a 32,000 sq. ft. race shop in Phoenixville, PA, 40 miles west of downtown Philadelphia. Phoenix Performance-prepared cars have won 18 SCCA National Club Racing Championships since 1999, two professional series Driver and Manufacturer Championships, and the GM Motorsports Winner's Circle Award. For more information, call 610-482-0141 or visit www.phoenixperformanceinc.com and www.phoenixperformance.net.

About John Heinricy
Between 1984 and 2009, John Heinricy won 40 professional sports car races and four season driving championships, 11 SCCA Runoffs National Championships, helped set a dozen international speed records, and currently holds two class records for laps around the 12.9-mile Nordschleife circuit of Germany's famous Nürburgring. He is retired after 38 years as an engineer at General Motors. For more information about John Heinricy, visit www.heinrocket.com.

About Mosport International Raceway
Mosport International Raceway is Canada's largest motorsports complex. The 750-acre, multi-track facility is located within the Greater Toronto area, north of Bowmanville, Ontario, less than an hour east of Toronto. Mosport features a world-class 2.3-mile road course; a half-mile, paved oval; a 2.4-km advanced driver and a race driver training facility with a mile skid pad. For more information about Mosport, call 1-800-866-1072 or email info@mosport.com.

Attached to this Current Report is a copy of the company's agreement with Phoenix Performance, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

May 26, 2010	By:	Keith E. Gleasman

Name: Keith E. Gleasman
Title: President

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Exhibit Index

Exhibit No.	Description

1	Phoenix Performance Agreement